Ex-99.a

                                                                       EXHIBIT A

               INFORMATION WITH RESPECT TO THE GENERAL PARTNER OF
                         GRAND SLAM CAPITAL PARTNERS, LP


NAME AND ADDRESS
----------------

     The General Partner of Grand Slam Capital Partners, LP is Grand Slam General Partners, LLC, a Delaware limited liability company, located at c/o Grand Slam Capital Partners, LP, One Bridge Plaza, Fort Lee, New Jersey, 07024.